Exhibit 99.1


           IVAX Names Richard M. Krasno, Ph.D. to Board of Directors


    MIAMI--(BUSINESS WIRE)--Feb. 16, 2005--IVAX Corporation (AMEX:IVX) (LSE:IVX.L) (WSE:IVX.WA) announced the nomination and appointment of Richard M. Krasno, Ph.D. to its Board of Directors.
    Dr. Krasno currently serves as the Executive Director of the William R. Kenan, Jr. Charitable Trust and as President of the four affiliated William R. Kenan, Jr. Funds in Chapel Hill, North Carolina. Prior to joining the Trust, Dr. Krasno was president of the Monterey Institute of International Studies in Monterey, California. From 1981-1998 he served as President and Chief Executive Officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. Dr. Krasno holds a Ph.D. from Stanford University and honorary doctorates from Sacred Heart University and the College of St. Rose. He has held academic appointments at the University of Chicago, Stanford University, the University of Massachusetts and the University of Santiago de Compostela, Spain, where he was a Senior Fulbright Professor. Dr. Krasno serves on a number of corporate and non-profit boards and is a past chairman of the regional Rhodes Scholarship selection committee in North Carolina. He is also a trustee of the Eisenhower Fellowship Program and a director of UNC Health Care which is the governing body for the four University of North Carolina Hospitals and the School of Medicine.
    Phillip Frost, M.D., chairman and chief executive officer of IVAX, said, "Dr. Krasno brings great business and administrative experience to IVAX' Board. We are fortunate to have the benefit of his knowledge in diverse fields of interest at IVAX."
    IVAX Corporation, headquartered in Miami, Florida, discovers, develops, manufactures, and markets branded and brand equivalent (generic) pharmaceuticals and veterinary products in the U.S. and internationally.
    Copies of this and other news releases may be obtained free of charge from IVAX' website at http://www.ivax.com.



    CONTACT: IVAX Corporation, Miami
             David Malina, 305-575-6043